Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-150467), Amendment No. 12, on Form S-11 of Madison Square Capital, Inc., of our report dated February 1, 2010, relating to our audits of the financial statements as of December 31, 2009 and December 31, 2008, and the year ended December 31, 2009, the period from March 13, 2008 (inception) to December 31, 2008 and the cumulative period from March 13, 2008 (inception) to December 31, 2009, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts”.

/s/ McGladrey & Pullen, LLP

New York, NY

May 4, 2010